FINANCIAL AGENT AGREEMENT

     THIS AGREEMENT made and concluded as of this 1st day of July, 1998 by and between Phoenix Equity Planning Corporation, a Connecticut corporation having a place of business located at 100 Bright Meadow Boulevard, Enfield, Connecticut (the "Financial Agent") and each of the undersigned mutual funds (hereinafter collectively and singularly referred to as the "Trust").

WITNESSETH THAT:

     1. Financial Agent shall keep the books of the Trust and compute the daily net asset value of shares of the Trust in accordance with instructions received from time to time from the Board of Trustees of the Trust; which instructions shall be certified to Financial Agent by the Trust's Secretary. Financial Agent shall report such net asset value so determined to the Trust and shall perform such other services as may be requested from time to time by the Trust as are reasonably incidental to Financial Agent's duties hereunder.

     2. Financial Agent shall be obligated to maintain, for the periods and in the places required by Rule 31a-2 under the Investment Company Act of 1940, as amended, those books and records maintained by Financial Agent. Such books and records are the property of the Trust and shall be surrendered promptly to the Trust upon its request. Furthermore, such books and records shall be open to inspection and audit at reasonable times by officers and auditors of the Trust.

     3. As compensation for its services hereunder during any fiscal year of the Trust, Financial Agent shall receive, within eight days after the end of each month, a fee as specified in Schedule A.

     4. Financial Agent shall not be liable for anything done or omitted to be done by it in the exercise of due care in discharging its duties specifically described hereunder. Financial Agent shall be protected in acting upon any instruction, notice, request, consent, certificate, resolution, or other instrument or paper believed by Financial Agent to be genuine, and to have been properly executed, and shall, unless otherwise specifically provided herein, be entitled to receive as conclusive proof of any fact or matter required to be ascertained by Financial Agent hereunder a certificate signed by the Secretary of the Trust. Financial Agent shall be entitled, with respect to questions of law relating to its duties hereunder, to advice of counsel (which may be counsel for the Trust) and, with respect to anything done or omitted by it in good faith hereunder in conformity with the advice of or based upon an opinion of counsel, to be held harmless by the Trust from all claims of loss or damage. Nothing herein shall protect Financial

Agent against any liability to the Trust or to its respective shareholders to which Financial Agent would otherwise be subject by reason of its willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder. Except as provided in this paragraph, Financial Agent shall not be entitled to any indemnification by the Trust.

     5. Subject to prior approval of the Board of Trustees of the Trust, Financial Agent may appoint one or more sub-financial agents to perform any of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be mutually agreed upon by the Trust, Financial Agent and such sub-financial agent.

     6. This Agreement shall continue in effect only so long as (a) such continuance is specifically approved at least annually by the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust, and (b) the terms and any renewal of such Agreement have been approved by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or interested persons, as that term is defined in the Investment Company Act of 1940, as amended, of any such party, cast in person at a meeting called for the purpose of voting on such approval. A "majority of the outstanding voting securities of the Trust" shall have, for all purposes of this Agreement, the meaning provided therefor in said Investment Company Act.

     7. Either party may terminate the within Agreement by tendering written notice to the other, whereupon Financial Agent will be relieved of the duties described herein. This Agreement shall immediately terminate in the event of its assignment, as that term is defined in said Investment Company Act.

     8. Additional funds may become party to this Agreement by notifying the Financial Agent in writing, and if the Financial agent agrees in writing to provide its services, such fund shall become a Trust subject to the terms of the Agreement. Such notification shall include a revised Schedule A reflecting the new fund(s) as added to the appropriate fund classification(s).

     9. This Agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

                                                     PHOENIX-SENECA FUNDS



                                                     By /s/ Gail P. Seneca
                                                        ---------------------
                                                        Gail P. Seneca
                                                        President


                                                     PHOENIX EQUITY PLANNING
                                                     CORPORATION


                                                     By /s/ Philip R. McLoughlin
                                                        ------------------------
                                                        Philip R. McLoughlin
                                                        President

                                   SCHEDULE A
                          (Effective January 1, 1999)

                 Fee Information For Services as Financial Agent

For its services hereunder, Financial Agent shall be paid a fee equal to the sum of (1) the documented cost of fund accounting and related services provided by PFPC, Inc., as subagent, to Financial Agent, plus (2) the documented cost to Financial Agent to provide financial reporting and tax services and oversight of subagent's performance.

The current PFPC fees are attached hereto and made a part hereof.

                                PFPC Fee Schedule


--------------------------------------
Assets Under Management         Fees
--------------------------------------
  $0 - $200,000,000           0.0850%
--------------------------------------
$200 - $400,000,000           0.0500%
--------------------------------------
$400 - $600,000,000           0.0300%
--------------------------------------
$600 - $800,000,000           0.0200%
--------------------------------------
$800 - $1,000,000,000         0.0150%
--------------------------------------
     > $1,000,000,000         0.0125%
--------------------------------------
Minimum Fund Fee              $84,000
--------------------------------------
Additional Class              $12,000
--------------------------------------


Existing Portfolios:
--------------------
Asset Based Fees < $50MM WAIVED
Class Fees - WAIVED
Minimum Fund Fees - WAIVED

New Portfolios (First Year):
----------------------------
Asset Based Fees < $50 MM - 50% WAIVED
Class Fees < $25 MM per Class - WAIVED
Minimum Fund Fees - WAIVED

New Portfolios (There After):
-----------------------------
Asset Based Fees < $50MM - 25% WAIVED
Class Fees < $25 MM per Class - 50% WAIVED
Minimum Fund Fees < $50 MM - 50% WAIVED
Minimum Fund Fees $50-100 MM - 25% WAIVED

Variable Unit Investment Trust Valuation and Reporting
------------------------------------------------------
$1,500 per Unit Investment Trust